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                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(D)
             OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 25, 2001

                       DTI HOLDINGS, INC.
     (Exact name of Registrant as specified in its charter)



           MISSOURI              333-50049          43-1828147
(State or other jurisdiction    (Commission      (I.R.S. Employer
      of incorporation)         File Number)    Identification No.)


 8112 MARYLAND AVE., 4th FLOOR, ST. LOUIS, MISSOURI     63105
      (Address of principal executive offices)        (Zip Code)



                         (314) 253-6600
       Registrant's telephone number, including area code



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ITEM 5.   OTHER EVENTS

     The Company has previously disclosed that KLT Telecom Inc. ("KLTT"), which owns more than 80% of the Company's common stock, has committed to provide, or arrange for third-party lenders to provide, a revolving credit facility in the amount of $75 million, the proceeds of which would be used for operations and capital expenditures as set forth in a reasonable capital budget to be established by the Company's Board of Directors. That commitment was implemented through a Credit Agreement, dated as of February 21, 2001, between the Company and KLTT, as amended (the "Credit Agreement") which contains the terms and conditions for making these bridge loans while KLTT and the Company sought a permanent revolving credit facility. KLTT has currently loaned the Company a total of $39 million under the terms of the Credit Agreement. One of the conditions to making advances under the Credit Agreement is that there has been no change since February 1, 2001 in the business, property, prospects, condition (financial or otherwise) or results of operations of the Company which could reasonably be expected to have a material adverse effect on any of the foregoing matters.

     The Company, with the assistance of KLTT, had obtained a contingent commitment from a major money-center bank to arrange a syndicate of bank lenders to provide a $100 million senior credit facility for the Company. KLTT and the Company were recently informed that it would not be possible to obtain this senior credit facility due to, among other things, the downturn in the telecommunications industry. As a result of this development, the Company has determined to pursue a more focused expansion plan. In order to conserve capital and wait out the current downturn in the telecommunications industry, the Company will focus primarily on connectivity in secondary and tertiary markets in a five state region. As a part of this refocus, the Company will not carry through with its contingent commitment to purchase $70 million in optical equipment from Cisco Systems.

     KLTT has agreed to provide an additional loan to the Company of $5.5 million which will be secured by all of the Company's equipment. KLTT has also agreed to review the Company's revised business plan and to consider, in its sole judgment, lending up to the remaining $30.5 million contemplated by its original commitment. However, KLTT and the Company's Board of Directors, determined on July 19, 2001, after taking into account the recommendation of a special committee of one independent director which was advised by independent counsel, that KLTT is not obligated to make, or arrange, any future loans to the Company under this commitment or otherwise. This determination was based on the fact that the material adverse change condition in the Credit Agreement for additional advances is not currently satisfied in view of the downturn in the telecommunications industry and the resulting decline in the Company's prospects and financial condition.

     The Company is evaluating means to enhance its business by utilizing the significant metropolitan fiber assets that it has in its current regional network to provide metro access services, including Gigabit Ethernet services. The Company is also actively exploring its strategic alternatives to address these developments which include a merger, sale of assets or some other type of recapitalization.

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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                              DTI HOLDINGS, INC.

                              By: /s/ Gary W. Douglass
                                  Gary W. Douglass
                                  Senior Vice President-Finance
                                  Administration and Chief
                                  Financial Officer



Date:  July 25, 2001


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